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EXHIBIT 23  --  CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Provident Bankshares Corporation



We hereby consent to the incorporation by reference in the Registration Statements and Prospectuses on Forms S-3 (Nos. 33-73162 and 33-62859) and Forms S-8 (Nos. 33-19352, 33-22552, 33-37502, 33-51462, 333-34409, 333-45651, and 333-
58881) of Provident Bankshares Corporation of our report dated January 17, 2001 (except with respect to the matters discussed in Notes 25, 2 and 3, as to which the dates are respectively February 21, 2001, May 11, 2001 and August 6, 2001) relating to the financial statements, which appears in this Form 10-K/A.



/s/ PricewaterhouseCoopers LLP



Baltimore, Maryland
November 8, 2001